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                                                                    Exhibit 99.1

Applied Power Inc. Announces Strategic Divestitures

WAUKESHA, Wis.--(BUSINESS WIRE)--May 1, 2000--Applied Power Inc. (NYSE: APW - news) announced today that it has signed a definitive agreement to sell Barry Wright Corporation. This follows the announcement last week of the sale of the Air Cargo Equipment business. These transactions are for cash with total proceeds of approximately $170 million.

The transactions are expected to close within the next eight weeks.

The proceeds from these divestitures will be immediately used to reduce the debt of Applied Power Inc. As a result, APW Ltd., which will be spun-off this summer as previously announced, will have a stronger balance sheet and will be better positioned to continue to invest in the high-growth electronics manufacturing services market. Once completed, these divestitures will reduce the annual sales of Applied Power's Industrial segment by approximately $140 million. The continuing Applied Power Industrial business will be more strategically focused as a result of these transactions. As previously announced, Applied Power's Industrial segment will operate as Actuant Corporation following the spin-off.

The Barry Wright Corporation, comprised of the Barry Controls Aerospace and Barry Controls Defense and Industrial divisions, and its UK subsidiary Barry Controls Ltd., will be sold to Hutchinson S.A., a subsidiary of the TotalFinaElf Group. Barry Wright specializes in vibration isolation products serving a diverse mix of end markets, including aerospace, industrial and defense.

The Air Cargo Equipment business will be sold to Telefax Incorporated (NYSE: TFX
- news). Air Cargo is a manufacturer and marketer of air cargo containers, in-plane loading systems, barrier nets, panels and hardware.

About Applied Power Inc.

Applied Power Inc., headquartered in Waukesha, Wisconsin, is a global company comprised of two business segments. Electronics supplies electronic enclosures, power supplies, thermal systems, backplanes, and cabling either as products or integrated as a system supplied along with new product design, supply chain management, assembly and test services. Industrial is composed of standard and customized OEM products sold to a wide array of end users through distribution or directly into a variety of niche markets.

     For further information contact:
     Applied Power Inc.
     Susan Hrobar, Vice President
     262-523-7600
     www.apwl.com

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these projections are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Applied Power's results are also subject to continued market acceptance of the Company's new product introductions, the successful integration of recent acquisitions, operating margin risk due to competitive pricing, foreign currency fluctuations and interest rate risk.

Contact:

Applied Power Inc.
Susan Hrobar, 262/523-7775